Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
Friday, May 9, 2008	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS FIRST QUARTER 2008 EARNINGS

Hilo, Hawaii  — ML Macadamia Orchards, L.P. (NYSE: NUT) today reported a net loss of $264,000, or $0.04 per Class A Unit for the first quarter 2008, mainly as a result of lower production, lower nut prices and higher cost of sales.  In the first quarter of 2007, the company reported net income of $346,000, or $0.05 per Class A Unit.

Total revenues in the first quarter 2008 were $3.6 million, comprised of $2.7 million from the sale of 3.7 million pounds of macadamia nuts-in-shell (wet-in-shell @ 20% and recovery of 30%), of which 2.8 million pounds were harvested in the first quarter of 2008 and 941,000 pounds were in inventory and $353,000 in macadamia kernel sales from inventory; and $963,000 in contract farming revenue.  In comparison, revenues in the first quarter of 2007 were $3.4 million, $2.3 million from the sale of 3.3 million pounds of nut-in-shell and $1.0 million from contract farming.

The average nut price paid to the Partnership in the first quarter of 2008 was 67 cents as compared to 70 cents per pound in 2007 and 76 cents in the first quarter of 2006. The price that the Partnership receives for its nuts is based upon the terms and conditions of its nut purchase contracts with the various buyers. The vast majority of the Partnership’s financial results will be determined by the third and fourth quarter harvest levels and the nut prices paid under the respective nut purchase contracts.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P.

Income Statements (unaudited)

(in thousands, except per unit data)

	For the quarters ended
	March 31,
	2008	2007

Macadamia nut sales	$2,681	$2,324
Contract farming revenue	963	1,041
Total revenues	3,644	3,365
Cost of goods and services sold
Costs of macadamia nut sales	2,510	1,622
Costs of contract farming revenue	883	953
Total cost of goods and services sold	3,393	2,575
Gross income	251	790
General and administrative expenses
Costs expensed with related party		53
Other	414	374
Total general and administrative expenses	414	427
Operating income (loss)	(163)	363
Interest expense	(91)	(33)
Interest income	—	30
Other income (expense)	(1)	14
Income (loss) before tax	(255)	374
Gross income tax	9	28
Net income (loss)	$(264)	$346

Net cash flow (as defined in the Partnership Agreement)	$1	$752

Net income (loss) per Class A Unit	$(0.04)	$0.05

Net cash flow (deficit) per Class A Unit (as defined in the Partnership Agreement)	$0.00	$0.10

Cash distributions per Class A Unit	$0.00	$0.05

Class A Units outstanding	7,500	7,500